Exhibit 99.1

INFORMATION
FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 1 North Brentwood Blvd. St. Louis, Missouri 63105

For Further Information Call John Hastings 314-863-1100
FURNITURE BRANDS INTERNATIONAL REPORTS
FOURTH QUARTER 2008 FINANCIAL RESULTS
Major structural transformation near completion
•	Sales from continuing operations totaled $403 million, down 20% from prior year due to continued weak consumer market conditions.
•	Reported net loss from continuing operations of $342 million includes $202 million ($155 million net of taxes) of charges to intangible assets, a $103 million valuation allowance on tax assets, and $85 million ($53 million net of taxes) in charges resulting from the effects of weak market conditions and implementation of the company’s strategic plan. The cash impact of these charges totals $20 million, and a full description of the charges is provided below.
•	Quarter-end cash of $107 million and long-term debt of $190 million, compared to year-ago balances of $139 million of cash and long-term debt of $301 million.
St. Louis, Missouri, February 4, 2009 — Furniture Brands International (NYSE: FBN) announced today its financial results for the fourth quarter ended December 31, 2008.
Net sales from continuing operations for the 2008 fourth quarter were $403.4 million, compared with $504.8 million in the fourth quarter of 2007. Results from continuing operations were a loss of $7.00 per diluted share in the 2008 quarter compared to a loss of $0.86 per diluted share for the fourth quarter of 2007. Results from continuing operations for the 2008 quarter include two non-cash accounting adjustments for changes in the company’s intangible asset and tax asset balances. The reduction in the company’s intangible assets resulted in a pre-tax charge of $202.0 million. The reduction in the company’s tax assets totaled $102.9 million for the quarter. The intangible and tax asset charges reflect the reduction in valuation calculations that incorporate the dramatic deterioration of near-term economic forecast data. The company’s reported results also include $85.4 million in pre-tax charges and temporary costs. The cash impact of all charges in current and future periods totals approximately $20 million.
Net sales from continuing operations for the fiscal year ended December 31, 2008 totaled $1.74 billion, compared to $2.08 billion for the fiscal year ended December 31, 2007. Results from continuing operations for the 2008 period were a loss of $8.28 per diluted share, compared with a loss of $1.06 per diluted share for fiscal 2007. The results from all periods are from continuing operations and exclude the impact of the first quarter 2008 sale and operations of Hickory Business Furniture.
Excluding the intangible and tax asset valuation adjustments, the charges and temporary costs reflect severance charges associated with the company’s reduction in its operating cost structure, “mark-to-market” writedowns of lease obligations for closed retail stores as well as subleases for dealers at risk of default, factory closures, factory downtime costs, increased accounts receivable reserves, and inventory writedowns. Most of these charges and costs are related to the effects of a weakening retail economy. Results from continuing operations for the 2007 quarter include $39.6 million in pre-tax charges and costs related to increased accounts receivable reserves, plant closures, and lease obligations for closed retail stores. A table detailing selected items in the company’s reported 2007 and 2008 financial results is attached to this press release.
The charges recorded during the fourth quarter are primarily related to the following categories:
Severance costs of $10 million were recorded during the fourth quarter, primarily in connection with the company’s announcement on December 11 that it was reducing its domestic workforce by approximately 15%. Most of the cash impact of these charges was realized during January 2009.
Closed store expense includes a non-cash “mark to market” lease charge of $8.7 million that reflects the difference between remaining lease obligations and current market rental rates for those properties. The company anticipates that ongoing expense associated with closed stores will total approximately $6 million in 2009 with a full-year cash impact of approximately $11 million. While direct costs for the closed stores will be incurred, their leases will expire over time and the company will continue to minimize the impact through subleases and lease buyouts.
Plant closure costs during the quarter of $16.5 million include a $15.2 million non-cash writedown of idled manufacturing and administrative properties that the company plans to sell. Current market appraisals of the properties held for sale total less than their respective book values, prompting the non-cash writedown of those properties to market value.
Accounts receivable charge represents an increase in the reserve for doubtful accounts in recognition of the weakening retail environment. During the fourth quarter, the company recorded $10.5 million of charges resulting in total reserves for accounts receivable of $34.4 million at December 31, 2008.
Inventory charges are a non-cash reserve established in anticipation of the sale of slow-moving inventory for amounts that are less than the recorded value of the inventory. During the fourth quarter, the company increased this reserve by $24.2 million. The company believes that the current level of inventory reserves is sufficient to accommodate the sale of this inventory.
Ralph P. Scozzafava, Chairman of the Board and Chief Executive Officer, commented: “Furniture Brands is aggressively reshaping the company to deliver the products and value that consumers seek. We are doing the right things and taking the right actions in the midst of an unprecedented economic downturn. During 2008, these actions included a significant reduction in our workforce, aligning our manufacturing resources to maximize each brand’s current and future opportunities, creating FBN Asia to get the most value from our contract manufacturers, implementing a shared services organization to deliver greater efficiency, and exiting a retail store strategy that was draining profitability. With many of our internal issues now behind us, future financial performance and reported results will better reflect the execution of the company’s strategic plan and the value of our brands.
Mr. Scozzafava continued, “While the global economy will continue to struggle in 2009, Furniture Brands will continue to invest in pre-market product testing, innovative product development, consumer insights, and more effective marketing so that our dealers and retail partners have the best opportunity to succeed in this difficult environment.
“Furniture Brands has the financial strength to execute our strategic plan. At December 31, 2008 the company had cash of $107 million and long-term debt of $190 million for a net debt position of $83 million. This is a strong improvement from the $162 million in net debt at the end of 2007 and reflects our disciplined and effective working capital management,” Mr. Scozzafava said.
“Providing earnings guidance in this environment is extremely challenging, and many companies have elected to withhold guidance as a result. Given this economic uncertainty, we also will not provide sales and earnings guidance at this time except to say that we expect to generate positive cash flow for the year, exclusive of changes in debt balances,” Mr. Scozzafava said.
“Our management team took early and decisive actions to align our cost structure with a variety of economic scenarios, including a continuing deterioration in the economy, and has recently taken further actions to reduce our cost structure and preserve cash. We believe that Furniture Brands is now well positioned to continue our strategy of delivering the value of our brands to customers and consumers while maintaining a focus on near-term capital preservation and long-term shareholder value creation,” Mr. Scozzafava concluded.
Upcoming Investor Event A conference call will be held to discuss fourth quarter results at 7:30 a.m. (Central Time) on February 5, 2009. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,’’ “believe,’’ “positioned,’’ “estimate,’’ “project,’’ “target,’’ “continue,’’

“intend,’’ “expect,’’ “future,’’ “anticipates,’’ and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Reports on Form 10-Q, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$403,353	$504,786	$1,743,176	$2,082,056
Cost of sales	367,309	419,485	1,428,641	1,665,961

Gross profit	36,044	85,301	314,535	416,095
Selling, general & administrative expenses	161,288	149,025	524,457	462,334
Impairment of intangible assets	201,951	—	201,951	7,100

Loss from operations	(327,195)	(63,724)	(411,873)	(53,339)
Interest expense	2,625	5,527	12,510	37,388
Other income, net	722	2,221	5,425	10,249

Loss from continuing operations before income tax expense (benefit)	(329,098)	(67,030)	(418,958)	(80,478)
Income tax expense (benefit)	12,494	(25,221)	(15,397)	(29,261)

Net loss from continuing operations	(341,592)	(41,809)	(403,561)	(51,217)
Net earnings from discontinued operations	—	1,131	29,920	5,568

Net loss	$(341,592)	$(40,678)	$(373,641)	$(45,649)

Loss per common share — Basic and Diluted:
Loss from continuing operations	$(6.83)	$(0.86)	$(8.11)	$(1.06)
Earnings from discontinued operations	$—	$0.02	$0.61	$0.11
Net loss	$(6.83)	$(0.84)	$(7.49)	$(0.94)

Weighted average common shares outstanding -
- Basic and Diluted	48,794	48,503	48,739	48,446
Selected Items Included in Condensed Consolidated Statement of Operations
The following items are included in our Condensed Statements of Operations for the periods indicated and are the result of our strategic initiatives and other matters.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Selected items (increasing)/decreasing earnings before income tax expense:

Plant closure expense	$1,875	$3,123	$4,784	$5,784
Inventory charges	24,200	—	39,800	—
Factory downtime costs	7,584	3,681	21,435	13,942
Severance charges	2,351		2,351

Total cost of sales	$36,010	$6,804	$68,370	$19,726

Plant closure expense	$14,640	$6,035	$13,647	$7,153
Closed store expense	16,572	14,938	39,921	14,938
Accounts receivable charges	10,500	11,800	35,241	13,600
Proxy advisory fees	—	—	1,877	—
Severance charges	7,660	—	9,316	—
Shared services advisory fees	—	—	6,684	—
Gain on sale of airplane	—	—	—	(2,939)

Total selling, general and administrative expenses	$49,372	$32,773	$106,686	$32,752

Impairment of intangible assets	201,951	—	201,951	7,100

Debt refinancing (1)	$—	$—	$—	$11,101

Valuation allowance — tax assets (included in income tax benefit)	$102,850	$—	$105,850	$—

(1)	For the twelve months ended December 31, 2007, $14,187 amortization of make-whole payment and $1,002 write-off of deferred financing fees is included in interest expense, offset by $4,088 gain from discontinuing hedge accounting in other income.

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$106,580	$118,764
Cash — Restricted	—	20,000
Receivables, less allowances of $34,372 ($45,467 at December 31, 2007)	178,590	292,694
Income tax refund receivable	38,090	7,049
Inventories	350,026	401,302
Prepaid expenses and other current assets	12,592	47,809
Current assets of discontinued operations	—	12,236

Total current assets	685,878	899,854

Property, plant and equipment, net	150,864	178,564
Intangible assets	127,300	329,927
Other assets	35,476	36,770
Noncurrent assets of discontinued operations	—	17,963

	$999,518	$1,463,078

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$30,000	$20,800
Accounts payable	85,206	93,557
Accrued expenses and other current liabilities	109,252	67,735
Current liabilities of discontinued operations	—	5,307

Total current liabilities	224,458	187,399

Long-term debt	160,000	280,000
Pension Liability	137,199	50,899
Other long-term liabilities	99,981	99,873
Noncurrent liabilities of discontinued operations	—	141

Shareholders’ equity	377,880	844,766

	$999,518	$1,463,078

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,	December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(373,641)	$(45,649)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,816	29,982
Compensation expense related to stock option grants and restricted stock awards	4,310	3,251
Benefit for deferred income taxes	28,856	(20,080)
Gain on sale of discontinued operations	(48,109)	—
Impairment of intangible assets	201,951	—
Other, net	16,997	15,304
Changes in operating assets and liabilities:
Accounts receivable	110,073	63,627
Income tax refund receivable	(31,041)	(7,049)
Inventories	66,548	100,019
Prepaid expenses and other assets	4,741	9,708
Accounts payable and other accrued expenses	25,852	(12,482)
Other long-term liabilities	11,029	16,258

Net cash provided by operating activities	41,382	152,889

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	(14,659)	(4,241)
Proceeds from the sale of discontinued operations	73,359	—
Proceeds from the disposal of assets	3,363	23,161
Additions to property, plant and equipment	(18,977)	(14,374)

Net cash provided (used) by investing activities	43,086	4,546

Cash flows from financing activities:
Payment for debt issuance costs	—	(3,424)
Additions to long-term debt	—	325,401
Payments of long-term debt	(110,800)	(336,201)
Funding of restricted cash account	—	(20,000)
Restricted cash used for the payment of long-term debt	20,000	—
Payments of cash dividends	(5,844)	(31,012)
Other	(8)	—

Net cash used by financing activities	(96,652)	(65,236)

Net increase (decrease) in cash and cash equivalents	(12,184)	92,199
Cash and cash equivalents at beginning of period	118,764	26,565

Cash and cash equivalents at end of period	$106,580	$118,764

Supplemental disclosure:
Cash payments for income taxes, net	$2,039	$1,776

Cash payments for interest expense	$13,372	$34,689